Exhibit T3E

FORM OF EXCHANGE AGREEMENT

This Agreement (this “Agreement”) is entered into as of February [•] , 2011 by and between Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the “Company”), and [•], a [•] (the “Holder”), as the lawful owner of $[•] aggregate principal amount (the “Old Notes”) of the Company’s 3.50% Senior Convertible Notes due 2013 (CUSIP 153443AD8) (the “Outstanding Notes”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the indenture relating to the Outstanding Notes.

RECITALS

A.            The Company has determined that it is in the best interests of the Company to exchange the Holder’s Old Notes for new 5.0% Senior Convertible Notes due 2015 of the Company (CUSIP 153443AH9) (the “New Notes”) having terms that are substantially similar to the terms of the Outstanding Notes except as set forth in Exhibit A hereto, in an amount (the “New Note Amount”) equal to the principal amount of the Old Notes and to cancel the Holder’s Old Notes in accordance with the terms hereof (the “Exchange”);

B.            The New Notes shall be issued pursuant to an Indenture, to be dated as of the Closing Date (as defined below), among the Company, the subsidiary guarantors described therein (the “Guarantors”), Deutsche Bank Trust Company Americas (the “Trustee”), as trustee, security agent, paying agent, conversion agent, transfer agent and registrar  (the “Indenture”); and

C.            The Holder wishes to exchange the Old Notes for New Notes on the terms and subject to the conditions described herein.

AGREEMENT

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.            Exchange of the Old Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, on the Closing Date, the Holder shall deliver to The Bank of New York Mellon, as trustee for the Outstanding Notes, the Holder’s Old Notes in exchange for (i) New Notes having an aggregate principal amount equal to the New Note Amount in accordance with the terms hereof, and (ii) such other consideration as may be listed on Schedule I hereto.  Delivery of the Old Notes by the Holder shall be by book-entry transfer through the facilities of the Depository Trust Company (“DTC”).

2.            Issuance of New Notes. Subject to the satisfaction of the conditions set forth in Section 6 and Section 7 below, the Company shall cause the Trustee to credit the DTC account(s) as set forth in Exhibit B hereto (or such other DTC account as the Holder may in writing direct) with New Notes having an aggregate principal amount equal to the New Note Amount against delivery to the Company of the Holder’s Old Notes set forth in Section 1 above.

3.            Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m. Eastern Standard Time or such other times as the parties agree upon, on the second business day after the last of the conditions to Closing set forth in Section 6 and Section 7 herein (other than conditions that by their terms can only be satisfied on the Closing Date) have been satisfied or waived by the party entitled to waive the same or on any such other date as to which the parties mutually agree in writing (the “Closing Date”).

4.	Representations and Warranties of the Company.

a.           Authorization; Issuance; Enforcement. (i) Each of the Company and the Guarantors have all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the New Notes and the guarantees thereof in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it and the Guarantors of the transactions contemplated hereby (including, without limitation, the execution of the Indenture, issuance of the New Notes and guarantees with respect thereto, the delivery of the Collateral (as defined in the Indenture) and the issuance of shares of the Company’s Class A common stock upon conversion of the New Notes) have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors, and (iii) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

b.           Form T-3.  An application on Form T-3 under the Trust Indenture Act of 1939, as amended (the “1939 Act”), relating to the Indenture (the “Form T-3”) has been filed with the Securities and Exchange Commission (the “SEC”).

c.           No Default. To the knowledge of the Company, no Event of Default (as defined in the Outstanding Notes) is continuing as of the date hereof.

d.           Due Incorporation. The Company is a company duly organized and is existing in good standing under the laws of Bermuda; the Guarantors are duly organized and are existing in good standing under the laws of their respective jurisdictions of formation.

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e.           Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Memorandum of Association of the Company or the Bye-Laws of the Company or the organizational documents of either Guarantor or (ii) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or a Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or either Guarantor or by which any property or asset of the Company or either Guarantor is bound or affected, except with respect to clauses (ii) or (iii) for any defaults, accelerations, terminations, amendments, cancellations or violations, that will not have a Material Adverse Effect.

f.           SEC Filings. The Company’s Annual Report on Form 10-K most recently filed with the SEC and all subsequent reports (the “Company Reports”) which have been filed by the Company with the SEC pursuant to Section 13(a) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), when filed, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.	Representations and Warranties of the Holder.

a.           Title to Outstanding Notes. The Holder has valid, legal and marketable title to the Old Notes and to all of the rights afforded thereunder, free and clear of any and all liens or adverse claims whatsoever. As of the Closing Date, the Holder shall not have assigned, conveyed or transferred any interest whatsoever (contingent or otherwise) in the Old Notes.  Upon delivery of the Old Notes by the Holder to the Company, the Company will acquire valid, legal and marketable title to the Old Notes free and clear of any and all liens or adverse claims whatsoever.

b.           Affiliate and Open Market Purchases. Either (A) the Holder did not directly or indirectly acquire the Old Notes from the Company, or from an Affiliate of the Company, in a transaction or chain of transactions not involving any public offering; or (B) both (i) the Holder is not (and, during the three months preceding the date hereof, has not been), and the Holder will not be on the Closing Date (and, during the three months preceding the Closing Date, will not have been) a “person” (as defined in Rule 144(a)(2) under the 1933 Act) who is an Affiliate of the Company; and (ii) a period (calculated in accordance with Rule 144(d) under the 1933 Act) of least one (1) year has elapsed on the date hereof, and will have elapsed on the Closing Date, in each case since the later of the date the Old Notes were acquired from the Company or from an Affiliate of the Company and the full purchase price or other consideration for the Old Notes was paid or given. As used herein. “Affiliate” has the meaning ascribed to it in Rule 144(a)(1) and (2) under the 1933 Act.

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c.           Authorization; Enforcement. The Holder has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary corporate or other action on the part of the Holder. This Agreement has been duly executed and delivered on behalf of the Holder, and constitutes the legal, valid and binding agreement of the Holder, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

d.           Information. The Holder acknowledges that the Holder has received and reviewed the information set forth in Exhibit A hereto (The Exchange, Summary of the New Notes, Summary of Material Differences Between the Outstanding Notes and the New Notes, Risk Factors and Certain Material U.S. Federal Income Tax Considerations), Exhibit C hereto (Form of Indenture for New Notes) and the Company Reports.

e.           Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the New Notes or the Exchange.

f.           Investment Considerations. The Holder is in the business of acquiring, disposing of and holding securities, whether as principal or agent. The Holder understands the New Notes have not been and will not be registered under the 1933 Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration pursuant to Section 3(a)(9) of the 1933 Act and, as such, the New Notes will be subject to any transfer restrictions applicable to the Old Notes. The Holder has not acted on behalf of the Company. The Holder was not solicited by anyone on behalf of the Company (other than employees of the Company) to enter into this transaction, and it has not solicited any other holder of the Company’s Outstanding Notes to participate in a similar transaction.

g.           No Other Representation. The Holder has not relied upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company, other than as set out herein.

6.            Conditions to the Company’s Obligations. The obligations of the Company hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that, other than with respect to paragraph (e) below, these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

a.           Delivery of Certificates Representing the Old Notes. The Holder shall have duly and validly transferred and assigned the Old Notes to the Company or its order.

b.           Representations and Warranties. The representations and warranties of the Holder shall be true and correct as of the date when made and as of the Closing Date as though made at that time.

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c.           No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

d.           Necessary Filings. The Company shall have made all filings under all applicable federal or state securities laws necessary to consummate the issuance of the New Notes pursuant to this Agreement in compliance with such laws and shall have obtained all authorizations, approvals and permits necessary to consummate the transactions contemplated hereby, and such authorizations, approvals and permits shall be effective as of the Closing Date.

e.           Effectiveness of Form T-3.  The Form T-3 shall have been declared effective by the SEC and the Indenture shall be qualified under the 1939 Act.

7.             Conditions to the Holder’s Obligations. The obligations of the Holder hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that, other than with respect to paragraph (c) below, these conditions are for the Holder’s sole benefit and may be waived by Holder at any time in its sole discretion:

a.           Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time.

b.           No Prohibition. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement; no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

c.           Effectiveness of Form T-3.  The Form T-3 shall be declared effective by the SEC and the Indenture shall have been qualified under the 1939 Act.

d.           Security.  The Share Pledges and the Intercreditor Agreement (each as defined in the Indenture) shall have been duly executed and delivered by the parties thereto.

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8.	Miscellaneous.

a.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York applicable to agreements made and to be performed in New York (without regard to principles of conflict of laws). Both parties irrevocably consent to the non-exclusive jurisdiction of the United States federal courts and the state courts located in the City of New York, New York, with respect to any suit or proceeding based on or arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

b.           Counterparts, Signatures by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

c.           Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d.           Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

e.           Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Holder makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties.

f.           Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

Central European Media Enterprises, Ltd.
c/o CME Development Corporation
52 Charles Street,
London W1J 5EU,
England
Facsimile: +44 (0) 207 127 5801
Attention: General Counsel

If to the Holder, the address as set forth on the signature page herein.

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Each party shall provide notice to the other party of any change in address.

g.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

h.           Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Holder have caused this Agreement to be duly executed as of the date first above written.

Central European Media Enterprises Ltd.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

The address for any communications to the Holder pursuant to Section 8(f) herein shall be:

Address:

Facsimile:
Attention:

EXHIBIT A
[THE EXCHANGE, SUMMARY OF THE NEW NOTES, SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING NOTES AND THE NEW NOTES, RISK FACTORS AND CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS]

February 7, 2011	EXHIBIT A

Senior Convertible Notes

Central European Media Enterprises Ltd.

THE EXCHANGE

We may issue up to $208,000,000 aggregate principal amount of Senior Convertible Notes (the “New Notes”) in one or more privately negotiated exchange transactions (collectively, the “Exchanges”) with holders of our outstanding 3.50% Senior Convertible Notes due 2013 (the “Outstanding Notes”). The New Notes will be issued under an indenture, to be entered into upon the consummation of the Exchanges, by and among us, Deutsche Bank Trust Company Americas, as trustee, security agent, paying agent, conversion agent, transfer agent and registrar and the subsidiary guarantors listed therein (the “Indenture”).

We have filed with the U.S. Securities and Exchange Commission our application on Form T-3 for qualification of the Indenture under the Trust Indenture Act of 1939.  The form of Indenture has been filed as an exhibit to Form T-3 (the “Application”). No Exchanges will occur, and no New Notes will be issued, before the Indenture has been qualified.

You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the New Notes. The information in this document may only be accurate on the date of this document.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, to exempt the Exchanges from the registration requirements of the Securities Act.  We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchanges from state securities law registration and qualification requirements. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Notes or any shares of Class A common stock that may become issuable upon conversion of the New Notes.

In making a decision in connection with an Exchange, noteholders must rely on their own examination of us and the terms of an Exchange, including the merits and risks involved. Noteholders should not construe the contents of this document as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning an Exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFERING IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THE NEW NOTES

We will issue the New Notes under the Indenture. Because this section is a summary, it does not describe every aspect of the New Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture.

Issuer	Central European Media Enterprises Ltd., a Bermuda company.

Securities Offered	Up to $208 million aggregate principal amount of 5.0% Senior Convertible Notes due 2015, which we refer to as the New Notes.

Interest Rate
5.0% per year on the principal amount of the New Notes. Interest on the New Notes will be payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2011.  All references to interest in this summary of the terms are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the Indenture, if applicable (as described below under “Events of Default”).

Maturity Date	November 15, 2015

Ranking
The New Notes will be our senior obligations and, subject to the Intercreditor Agreement (as described below under “Security”), will rank equal in right of payment with all of our existing and future senior indebtedness.

The New Notes will rank senior to any of our existing or future indebtedness that is expressly subordinated to the New Notes.

The New Notes will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries that are not guarantors of the New Notes.

Subsidiary Guarantees
The New Notes will be jointly and severally guaranteed, subject to certain limits imposed by local law, on a senior unsecured basis initially by two of our wholly owned subsidiaries, Central European Media Enterprises N.V., which is organized under the laws of Curaçao, and CME Media Enterprises B.V., which is organized under the laws of The Netherlands, which we refer to as the subsidiary guarantors.  Central European Media Enterprises N.V. owns 99.9% of the issued share capital of CME Media Enterprises B.V.

Ranking of the Subsidiary Guarantees
The subsidiary guarantees will be senior unsecured obligations of the subsidiary guarantors and will rank equal in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness. The subsidiary guarantees will rank senior to any existing or future indebtedness of the subsidiary guarantors that is expressly subordinated to the subsidiary guarantees.

Security
The New Notes will be secured by a security interest in the shares of the subsidiary guarantors, as described in the Indenture.  This collateral is shared pari passu by our Outstanding Notes, our €148.0 million aggregate principal amount of Senior Floating Rate Notes due 2014 (the “2014 Notes”), our €391.6 million aggregate principal amount of 11.625% Senior Notes due 2016 (the “2016 Notes” and, together with the 2014 Notes, the “Existing Senior Notes”), the €170.0 million aggregate principal amount of 9.0% Senior Secured Notes due 2017 (the “2017 Notes”) issued by CET 21 spol. s r.o., a wholly owned, indirect subsidiary of us (“CET 21”), and the CZK 1.5 billion Revolving Credit Facility among CET 21, the subsidiary guarantors and certain of our other subsidiaries, us and the lenders and agents party thereto (the “CZK Revolving Credit Facility” and, together with the 2017 Notes, the “CET 21 Indebtedness”).  Each of the 2017 Notes and the CZK Revolving Credit Facility is guaranteed by us, the subsidiary guarantors and certain other of our subsidiaries.

The shares of the subsidiary guarantors pledged to secure the Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness will rank under applicable law prior to the fifth-ranking pledges in favor of the holders of the New Notes.  In connection with this offering, Deutsche Bank Trust Company Americas, as trustee and security agent for the New Notes, will enter into an intercreditor agreement (the “Intercreditor Agreement”) with the Company, the subsidiary guarantors, and the trustees and security agents of the Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness.  Pursuant to the Intercreditor Agreement, the parties shall agree, among other things, to share any proceeds received by any party thereto upon enforcement of any of the security on a ratable basis.

However, given the priority afforded under local law to the prior pledges and assignment of rights in favor of the holders of the Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness, the trustee and security agent for the New Notes may be limited in their ability to realize proceeds on enforcement without the participation of the trustees and security agents for the Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness in seeking such enforcement.

In addition, such collateral may be pledged in favor of additional indebtedness in the future.

The security granted in favor of the holders of the New Notes may be released in certain circumstances, as described in the Indenture.

Conversion Rights
The New Notes will be convertible, at your option, based on an initial conversion rate of 20 shares of our Class A common stock per $1,000 principal amount of New Notes (equivalent to an initial conversion price of approximately $50.0 per share), subject to adjustment as described herein at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•
during any fiscal quarter beginning after June 30, 2011 (and only during such fiscal quarter) if the closing sale price per share of our Class A common stock was more than 130% of the then-current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous fiscal quarter;

•
during a specified period, if we distribute to all or substantially all holders of our Class A common stock rights or warrants (other than pursuant to a shareholder rights plan) entitling them to purchase, for a period expiring not more than 45 calendar days after the record date for the distribution, shares of our Class A common stock at a price per share less than the average closing sale price for the ten consecutive trading days immediately preceding the declaration date for such distribution;

•
during a specified period, if we distribute to all or substantially all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a shareholder rights plan, or a dividend or distribution on our Class A common stock in shares of Class A common stock), which distribution has a per share value exceeding 10% of the closing price per share of our Class A common stock on the trading day immediately preceding the declaration date for such distribution;

•
during a specified period, if we are a party to a consolidation, amalgamation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets that does not constitute a Fundamental Change and whose primarily purpose is not to effect a reincorporation or redomiciling, in each case pursuant to which our Class A common stock would be converted into cash, securities and/or other property;

	•	during a specified period, if a Fundamental Change occurs; or

•
during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the New Notes on each day during such five consecutive trading-day period was less than 98% of the closing sale price of our Class A common stock on such day multiplied by the then-current conversion rate; or

•	at any time on or after August 15, 2015.

The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

Upon conversion of any New Note, we may elect, in our sole discretion, to settle the conversion pursuant to a physical settlement, a cash settlement or a combination settlement.

Under physical settlement, we will settle each $1,000 principal amount of New Notes being converted by delivering a number of shares of our Class A common stock equal to the conversion rate in effect at 5:00 p.m., New York City time, on the conversion date.  However, we will deliver cash in lieu of any fractional share that would otherwise be due.

Under cash settlement and combination settlement, the consideration due upon conversion will be determined over a “conversion settlement period,” which is the 25 consecutive scheduled trading days that begin on, and include, the third trading day after the day we receive the conversion notice.  However, if we receive the conversion notice on or after the 30th scheduled trading day preceding the maturity date, then the applicable conversion settlement period will be the 25 consecutive scheduled trading days that begin on, and include, the 27th scheduled trading day immediately preceding the maturity date.

Under cash settlement, we will settle each $1,000 principal amount of New Notes being converted by delivering an amount of cash equal to the conversion value.  “Conversion value” generally means an amount, per $1,000 principal amount of New Notes being converted, equal to the sum of the “daily conversion values” for each trading day in the conversion settlement period.  “Daily conversion value” generally means, for any given trading day, one-twenty-fifth of the product of:

•	the conversion rate in effect at 5:00 p.m., New York City time, on that trading day; and

•	the volume weighted average price per share of our Class A common stock on that trading day.

Under combination settlement, we will specify the maximum amount of cash due upon conversion per $1,000 principal amount of New Notes being converted, which we refer to as the “fixed cash amount.”  We will settle the conversion by delivering the following for each $1,000 principal amount of New Notes being converted:

•	an amount of cash equal to the sum, for each trading day in the conversion settlement period, of 1/25th of the lesser of:

•
the product of (a) the conversion rate in effect at 5:00 p.m., New York City time, on that trading day; and (b) the volume weighted average price per share of our Class A common stock on that trading day; and

• the fixed cash amount; and

•	a number of shares of our Class A common stock equal to the sum, for each trading day in the conversion settlement period, of the following:

where:

• X is the daily share value on the applicable trading day; and

• VWAP is the volume weighted average price per share of our Class A common stock on that trading day.

The “daily share value” generally means, for any given trading day, the excess, if any, of:

•
the product of (a) the conversion rate in effect at 5:00 p.m., New York City time, on that trading day; and (b) the volume weighted average price per share of our Class A common stock on that trading day; over

•	the fixed cash amount.

However, we will deliver cash in lieu of any fractional share that would otherwise be due.

No later than the second scheduled trading day after the conversion date for a New Note, we will notify the holder of the settlement method that will apply to the conversion.  If we elect combination settlement, then we will also state the fixed cash amount that will apply.  However, if we fail to provide this notice, then cash settlement will apply to the conversion.

Before August 15, 2015, we may, by notice to the holders, irrevocably elect a particular settlement method to apply to all conversions whose conversion date occurs after that date.  If we do not make this irrevocable election, then cash settlement will apply to all conversions whose conversion date occurs after August 15, 2015.

We also have the right to irrevocably elect, by notice to holders, that combination settlement with a fixed cash amount of $1,000 apply to all conversions after we have made this election.  In this case, we will no longer be able to make any of the elections set forth in the preceding two paragraphs.

We initially elect to settle our conversion in cash. Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest.

Adjustment to conversion rate upon a Non-Stock change of control
If and only to the extent holders elect to convert the New Notes in connection with a transaction described under the first clause or fourth clause of the definition of Fundamental Change as described in the Indenture pursuant to which 10% or more of the consideration for shares of our Class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “Non-Stock change of control,” we will increase the conversion rate by a number of additional shares.

The number of additional shares will be based on the effective date and the price paid per share of our Class A common stock in such Non-Stock change of control, as set forth in the table below.

Date	$19.05	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
February 15, 2011	32.400	30.694	23.712	19.127	15.979	13.581	10.293	8.157	6.671	5.582	4.754	4.106
November 15, 2011	32.088	30.336	23.224	18.583	15.381	12.985	9.722	7.623	6.174	5.121	4.326	3.708
November 15, 2012	31.640	29.821	22.539	17.824	14.560	12.169	8.946	6.900	5.505	4.503	3.755	3.180
November 15, 2013	31.363	29.424	21.809	16.920	13.569	11.150	7.940	5.949	4.620	3.686	3.002	2.487
November 15, 2014	31.033	28.914	20.643	15.415	11.890	9.400	6.209	4.330	3.142	2.351	1.803	1.410
November 15, 2015	32.304	29.810	19.810	13.144	8.382	4.810	0.000	0.000	0.000	0.000	0.000	0.000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
if the actual stock price is between two stock prices on the table or the actual effective date is between two effective dates days on the table, the number of additional shares shall be determined by straight-line interpolation between the number of additional shares of Class A common stock set forth for the higher and lower stock price and the earlier and later effective dates, as applicable, based on a 365- or 366-day year;

•
if the actual stock price per share is in excess of the highest stock price per share set forth in the table above (as adjusted in the manner set forth in the second paragraph immediately preceding the table above), the conversion rate will not be increased; and

•
if the actual stock price per share is less than the lowest stock price per share set forth in the table above (as adjusted in the manner set forth in the second paragraph immediately preceding the table above), the conversion rate will not be increased.

If holders of shares of our Class A common stock receive only cash in the Non-Stock change of control, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average closing sale price for shares of our Class A common stock for the five trading days prior to, but not including, the effective date of such Non-Stock change of control.

Fundamental Change Repurchase Right of Holders
If we undergo a Fundamental Change (as defined in the Indenture) prior to maturity, you will have the right, at your option, to require us to repurchase, on the Fundamental Change Repurchase Date specified by the Company in accordance with the terms of the Indenture, for cash some or all of your New Notes at a repurchase price equal to 100% of the principal amount of the New Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Additional Amounts
All payments in respect of the New Notes will be made without withholding or deduction for any taxes or other governmental charges unless withholding or deduction is required by law. If withholding or deduction is required, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than that you would have received in the absence of such withholding or deduction.

Events of Default
Except with respect to any failure to comply with our reporting obligations under the Indenture, if an event of default on the New Notes occurs, the principal amount of the New Notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company or certain of its subsidiaries.

Should we fail to comply with certain reporting obligations in the indenture, your remedy for the 180 calendar days after the occurrence of such event of default will consist exclusively of the right to receive additional interest on the New Notes at an annual rate equal to 0.50% of the principal amount of the New Notes.

Governing Law	The Indenture, the New Notes and the subsidiary guarantees will be governed by the internal laws of the State of New York, without regard to the conflict of laws principles thereof.

The Intercreditor Agreement will be governed by English law.  The security agreements will be governed by the laws of the jurisdictions in which the collateral subject to those security agreements is located.

Absence of a Public Market for the New Notes; Trading of the New Notes	The New Notes will be a new issue of securities. We cannot assure you that any active or liquid market will develop for the New Notes.

NASDAQ and Prague Stock ExchangeSymbol for Shares of our Class A Common Stock	Shares of Class A common stock are listed on The NASDAQ Global Select Market and the Prague Stock Exchange under the symbol “CETV.”

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE OUTSTANDING NOTES AND THE NEW NOTES

Set forth below is a summary of the material differences between the Outstanding Notes and the New Notes.  Please consult the Indenture for a complete description of the New Notes.

	Outstanding Notes	New Notes
CUSIP	153443AD8	153443AH9

Settlement	Either physical settlement or net share settlement, at the Company’s option	Either physical settlement, cash settlement or combination settlement, at the Company’s option

Interest Rate	3.50% per year	5.0% per year

Interest Payment Dates	March 15 and September 15	May 15 and November 15

Record Dates	March 1 and September 1	May 1 and November 1

Maturity Date	March 15, 2013	November 15, 2015

Conversion Rate	9.5238 shares of Class A common stock per $1,000 principal amount of Outstanding Notes, subject to adjustment	20 shares of Class A common stock per $1,000 principal amount of New Notes, subject to adjustment

Free Convertibility Period	The Outstanding Notes may be converted at any time on or after December 15, 2012 until 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date	The New Notes may be converted at any time on or after August 15, 2015 until 5:00 p.m., New York City time on the business day immediately preceding the maturity date

Registration Rights	Resale shelf registration of the Class A common stock underlying the Outstanding Notes	None

Transfer Restrictions	Originally issued as restricted securities, currently freely tradable under 144, except with respect to affiliates	No transfer restrictions, except with respect to affiliates

RISK FACTORS

Investment in the New Notes involves risks. You should carefully consider the risk factors contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, which are incorporated herein by reference, and the risk factors described below.  If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risks Relating to the New Notes and Shares of our Class A Common Stock

We will continue to have the ability to incur indebtedness after this offering; if we incur substantial additional indebtedness, these higher levels of indebtedness may affect our ability to meet our payment obligations on the New Notes.

The indenture governing the New Notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to meet our payment obligations on the New Notes and our creditworthiness generally.

The New Notes will be structurally subordinated to all obligations of our subsidiaries which are not guarantors of the New Notes.

The New Notes will be obligations of Central European Media Enterprises Ltd. and will be structurally subordinated to all indebtedness and other obligations, including trade payables, of our subsidiaries which are not guarantors of the New Notes.

The effect of this structural subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a subsidiary which is not a guarantor of the New Notes, the assets of the affected entity could not be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid.

The value of the assets securing our obligations under the New Notes, the Outstanding Notes, the Existing Senior Notes and the CET 21 Indebtedness may not be sufficient to satisfy those obligations, and the ability of the trustee to act with respect to such collateral may be limited.

Our obligations with respect to our Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness are secured by the same shares of our subsidiaries that secure our obligations under the New Notes.  This collateral may also be pledged to secure additional senior indebtedness that we may incur in the future. The proceeds obtained from enforcement of any of the collateral is required by the Intercreditor Agreement to be shared on a ratable basis among the trustee for the New Notes and the trustees for the Outstanding Notes, Existing Senior Notes and CET 21 Indebtedness.  However, under applicable law, the trustees for the Outstanding Notes, Existing Senior Notes and the CET 21 Indebtedness, each of which received their pledge of the collateral prior in time, have priority under local law. While the Intercreditor Agreement provides for sharing of the proceeds of any enforcement action on a pari passu basis, the Intercreditor Agreement does not give the trustee for the New Notes the right to compel an enforcement of the collateral by the prior-ranking creditors. In the event the trustees and security agents for the Outstanding Notes, the Existing Senior Notes and the CET 21 Indebtedness do not participate with the trustee for the New Notes in such enforcement action, proceeds realized on the sale of such collateral may be limited. Under the Intercreditor Agreement, the security agent for the New Notes, as a fifth-ranking pledge holder, has agreed to join in any enforcement action commenced by the more senior ranking creditors.

In the event that additional indebtedness is also secured by the collateral, such indebtedness will also have a right to a pro rata share of any enforcement proceeds. We can give no assurance that the proceeds obtained from enforcement of the security will be sufficient to satisfy our obligations under the New Notes, the Outstanding Notes, the Existing Senior Notes, the CET 21 Indebtedness or any additional senior secured indebtedness we may incur.

Curaçao and Dutch law allows courts, under specific circumstances, to void subsidiary guarantees and require holders of the New Notes to return payments received from subsidiary guarantors.

Central European Media Enterprises N.V., which is organized under the laws of Curaçao, and CME Media Enterprises B.V., which is organized under laws of The Netherlands, will initially be subsidiary guarantors of the New Notes. Dutch and Curaçao statutes allow Dutch and Curaçao courts, under specific circumstances, to void subsidiary guarantees and require holders of the New Notes to return payments received from subsidiary guarantors. The issuance of the subsidiary guarantees of the New Notes by the subsidiary guarantors may be subject to review under Dutch or Curaçao laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a subsidiary guarantor. If a Dutch or a Curaçao court voided a subsidiary guarantee of the New Notes, you would no longer have a claim against such subsidiary guarantor for amounts owed in respect of such subsidiary guarantee. In addition, a Dutch or a Curaçao court might direct you to repay any amounts already received from such subsidiary guarantor. If a Dutch or a Curaçao court were to void any subsidiary guarantee, funds may not be available from any other source to satisfy our obligations under the New Notes.

The terms of the New Notes will contain limited restrictive covenants and provide only limited protection in the event of a change of control.

The Indenture will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the Indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our shares or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the New Notes upon a change of control is limited to the transactions specified in the definition of a “Fundamental Change” in the Indenture.  Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a “Non-Stock Change of Control” are limited to circumstances where a New Note is converted in connection with such a transaction as set forth in the Indenture.

Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, which could affect our capital structure and the value of the New Notes and shares of Class A common stock but would not constitute a Fundamental Change under the New Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the New Notes.

We may be unable to repurchase the New Notes for cash if required by the holders following a Fundamental Change.

Holders of the New Notes have the right to require us to repurchase the New Notes for cash upon the occurrence of a Fundamental Change prior to maturity. Holders of our Outstanding Notes, Existing Senior Notes and the 2017 Notes and the lenders under the CZK Revolving Credit Facility also have the right to cause us to repurchase their notes or repay outstanding indebtedness, as applicable, in connection with certain types of changes of control and any of our future debt agreements may contain a similar repurchase provision. We may not have sufficient funds to pay required repurchase price in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the New Notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. If we fail to repurchase the New Notes in cash as required by the Indenture, it would constitute an event of default under the Indenture.

The adjustment to the conversion rate upon the occurrence of certain types of Fundamental Changes may not adequately compensate you.

If certain types of Fundamental Changes occur during the term of the New Notes, we will increase the conversion rate by a number of additional shares of our Class A common stock for New Notes converted in connection with such Fundamental Changes unless the price paid per share of our Class A common stock in the Fundamental Change is less than $19.05 or above $100.00 (in each case, subject to adjustment). The number of additional shares to be added to the conversion rate will be determined as described in the Indenture. Although this increase is designed to compensate you for the lost option value of your New Notes as a result of certain types of Fundamental Changes, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with certain types of Fundamental Changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

There is currently no public market for the New Notes, and an active trading market may not develop for the New Notes. The failure of a market to develop for the New Notes could adversely affect the liquidity and value of your New Notes.

The New Notes are a new issue of securities, and there is no existing market for the New Notes.  We do not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on any automated dealer quotation system.  A market may not develop for the New Notes, and there can be no assurance as to the liquidity of any market that may develop for the New Notes. If an active, liquid market does not develop for the New Notes, the market price and liquidity of the New Notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the market price of shares of our Class A common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the New Notes will be subject to disruptions which may have a negative effect on the holders of the New Notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the New Notes may prevent you from being able to convert the New Notes except during the period beginning on August 15, 2015 and may impact the trading price of the New Notes and make them more difficult to resell.

The New Notes will be convertible based on an initial conversion rate of 20 shares of our Class A common stock per $1,000 principal amount of New Notes or into shares of our Class A common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your New Notes except during the period beginning on August 15, 2015 until 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, and you may not be able to receive the value of the shares of Class A common stock or other consideration into which the New Notes would otherwise be convertible. The conditional conversion feature may adversely affect the trading price of the New Notes or the resaleability of the New Notes.

Future sales of shares of our Class A common stock in the public market or the issuance of securities senior to shares of our Class A common stock could adversely affect the trading price of shares of our Class A common stock and the value of the New Notes and our ability to raise funds in new stock offerings.

We are not restricted from issuing additional shares of our Class A common stock during the term of the New Notes and have no obligation to consider your interests for any reason. Future sales of substantial amounts of our Class A common stock or equity-related securities in the public market, including sales by any selling stockholder, or the perception that such sales could occur, could adversely affect prevailing trading prices of our Class A common stock and the value of the New Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of Class A common stock or the availability of shares of Class A common stock for future sale, will have on the trading price of our Class A common stock or the value of the New Notes.

Holders of the New Notes may receive no shares of our Class A common stock or fewer shares than the number of shares reflected in the conversion rate. In addition, the value of consideration received by holders upon conversion of the New Notes under certain circumstances may be less than the conversion value of the New Notes on the conversion date.

Upon conversion, we have the right to satisfy our conversion obligation, at our election, (i) by “physical settlement,” in which case we will deliver shares of Class A common stock, (ii) by “cash settlement,” in which case we will deliver cash, based on the volume weighted average prices per share of our Class A common stock over a 25 trading day “conversion settlement period” or (iii) by “combination settlement,” in which case we will deliver a combination of cash and, if applicable, shares, based on the volume weighted average prices over same conversion settlement period. Accordingly, upon conversion of New Notes, holders may not receive any shares of our Class A common stock, or they might receive fewer shares of our Class A common stock than the number of shares reflected in the conversion rate. In addition, if we elect to satisfy our conversion obligation through cash settlement or combination settlement, then we will generally deliver the consideration due upon conversion on the third trading day after the conversion settlement period (as described in the Indenture).  Accordingly, upon conversion of New Notes, you may, in the case of cash or combination settlement, receive less conversion consideration than you expected because the value of shares of our Class A common stock may decline between the conversion date and the day you receive the conversion consideration. Further, our liquidity may be reduced upon conversion of the New Notes if we do not elect physical settlement.

In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion settlement period, there is a risk that a bankruptcy court may decide a holder’s claim to receive the consideration due upon conversion is subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

Upon conversion beginning on the 30th scheduled trading day preceding the maturity date, under certain circumstances you may not receive the consideration due until after maturity.

If you convert during the period beginning on the 30th scheduled trading day preceding the Maturity Date and ending at close of business on the business day immediately preceding the maturity date, you may not receive the shares of Class A common stock, if we elect to satisfy our conversion obligation through cash or combination settlement and there occurs a market disruption event during the conversion settlement period, which will begin on the 27th Scheduled trading day immediately preceding the maturity date.

The conversion rate of the New Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the New Notes or the shares of Class A common stock underlying the New Notes.

The conversion rate of the New Notes is subject to adjustment upon certain events, including the issuance of dividends on our shares of Class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers. The conversion rate will not be adjusted for certain other events, such as a third-party tender or exchange offer or an issuance of shares of Class A common stock for cash, that may adversely affect the trading price of the New Notes or the shares of Class A common stock issuable upon conversion of the New Notes.

Provisions of the New Notes could discourage an acquisition of us by a third party.

Certain provisions of the New Notes could make it more difficult or more expensive for or prevent a third party to acquire us. Upon the occurrence of certain transactions constituting a Fundamental Change, holders of the New Notes will have the right, at their option, to require us to repurchase all of their New Notes or any portion of the principal amount of such New Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain Fundamental Changes.

The consolidation of voting power under the control of a principal shareholder and anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our Class A common stock.

Shares of our Class B common stock carry ten votes per share and shares of our Class A common stock carry one vote per share. As of February 7, 2011, Ronald Lauder, our founder and Chairman of the Board of Directors, owns or has voting control over approximately 67.8% of our outstanding common stock. A portion of this voting power is attributable to a voting agreement among the Company, Mr. Lauder, RSL Savannah LLC, a company wholly owned by Mr. Lauder, and Time Warner Media Holdings B.V., an affiliate of Time Warner Inc. (“Time Warner”), whereby Mr. Lauder is entitled to vote all 14,500,000 shares of Class A common stock and 4,500,000 shares of Class B common stock owned by Time Warner, as well as any other of our shares acquired by Time Warner during the term of the voting agreement.  Notwithstanding the foregoing, Time Warner reserves the right to vote certain shares in any transaction that would result in a change of control of the Company.  Because of this voting power, Mr. Lauder is in a position to control the outcome of corporate actions requiring shareholder approval.

In addition, our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of shares of our Class A common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may materially adversely affect the prevailing market price of shares of our Class A common stock if they are viewed as discouraging changes in management and takeover attempts in the future.

The anti-takeover provisions in our bye-laws that could have such an effect are:

•
shareholders are required to provide us with advance notice of shareholder nominations to be brought before any general meeting of shareholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors;

•	the ability of our board of directors to determine the powers, preferences and rights of our preferred shares and issue preferred shares without a shareholder vote; and

•	shares of our Class B common stock are entitled to ten votes per share whereas shares of our Class A common stock issuable upon conversion of the New Notes are only entitled to one vote per share.

If you hold the New Notes, you are not entitled to any rights with respect to shares of our Class A common stock, but you will be subject to all changes made with respect to shares of our Class A common stock.

If you hold the New Notes, you are not thereby entitled to any rights with respect to shares of our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our shares of Class A common stock), but you will be subject to all changes affecting the shares of Class A common stock. If you convert your notes and physical settlement applies, then you will be deemed, on the conversion date, to be the holder of record of the shares due upon conversion.  If you convert your notes and combination settlement applies and the consideration due upon conversion includes shares of Class A common stock, then you will be deemed to be a holder of record of those shares at varying times throughout the conversion settlement period.  In the event that an amendment is proposed to our memorandum of association or bye-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs before you are deemed, pursuant to the indenture, to be a holder of record of the shares of Class A common stock due upon conversion of your New Notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of shares of our Class A common stock.

An adverse rating of the New Notes may cause the trading price of the New Notes or shares of our Class A common stock to fall.

We do not intend to seek a rating on the New Notes. However, if in the future one or more rating agencies rate the New Notes and assign the New Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the New Notes and shares of our Class A common stock would be adversely affected.

Conversion of the New Notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their New Notes.

To the extent we issue shares of Class A common stock upon conversion of the New Notes, the conversion of some or all of the New Notes will dilute the ownership interests of existing shareholders. Any sales in the public market of shares of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of shares of our Class A common stock. In addition, the existence of the New Notes may encourage short selling by market participants because the conversion of the New Notes could depress the price of shares of our Class A common stock.

If we pay a cash dividend on shares of our Class A common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on shares of our Class A common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material U.S. Federal Income Tax Considerations.”

Enforcement of your rights as a holder of the New Notes across multiple jurisdictions may be difficult.

Central European Media Enterprises Ltd. is incorporated under the laws of the Bermuda, Central European Media Enterprises N.V. is organized under the laws of Curaçao and CME Media Enterprises B.V. is organized under laws of The Netherlands.  In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these and other applicable jurisdictions. The rights of holders of the New Notes under the Indenture will be subject to the laws of a number of jurisdictions, and it may be difficult to effectively enforce such rights in multiple bankruptcies, insolvencies and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF OUTSTANDING NOTES AND NEW NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF OUTSTANDING NOTES OR NEW NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF OUTSTANDING NOTES OR NEW NOTES UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH OUR PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS CONTEMPLATED HEREIN; AND (C) HOLDERS OF OUTSTANDING NOTES AND NEW NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) that exchange their Outstanding Notes for New Notes. This summary does not address all of the U.S. federal income tax consequences that may be relevant to holders, nor does it address specific tax consequences that may be relevant to particular holders that are subject to special tax rules (including, for example, banks or financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, dealers in securities or currencies, traders who elect to mark to market their securities, pass-through entities (and investors in such entities), “controlled foreign corporations,” “passive foreign investment companies,” U.S. expatriates, U.S. Holders that have a functional currency other than the U.S. dollar, persons subject to the alternative minimum tax and persons in special situations, such as those who hold Outstanding Notes or New Notes as part of a straddle, hedge, conversion transaction or other integrated investment). Unless otherwise stated, this discussion is limited to the tax consequences to those U.S. Holders and Non-U.S. Holders who hold such Outstanding Notes or New Notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. This discussion is based on the Code, the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax treatment of the Exchanges and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. Each holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of exchanging Outstanding Notes for New Notes.

For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of Outstanding Notes or New Notes that is for U.S. federal income tax purposes (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Outstanding Notes or New Notes that is neither a U.S. Holder nor a partnership (or an entity taxable as a partnership for U.S. federal income tax purposes).

If a pass-through entity, including a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, holds Outstanding Notes or New Notes, the U.S. federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and the activities of the pass-through entity. A person that is an owner or partner of the pass-through entity holding Outstanding Notes or New Notes is urged to consult its own tax advisor.

U.S. HOLDERS

The following is a summary of certain U.S. federal tax consequences that generally will apply to you if you are a U.S. Holder.

The Exchange

An exchange of Outstanding Notes for New Notes will constitute a significant modification of the Outstanding Notes (and therefore an exchange for U.S. federal income tax purposes) if, based on all facts and circumstances, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. The applicable Treasury Regulations provide that a change in yield generally will constitute a significant modification if the yield on the New Notes varies from the yield on the Outstanding Notes by more than the greater of 25 basis points or 5 percent of the annual yield on the Outstanding Notes.  The change in yield in the case of the New Notes will exceed this threshold, and therefore the exchange of Outstanding Notes for New Notes will be treated as an exchange for U.S. federal income tax purposes. The precise tax treatment of the exchange will depend on whether the exchange qualifies as a recapitalization under the Code.

Recapitalization

An exchange of outstanding debt instruments for new debt instruments will qualify as a recapitalization only if both the outstanding debt instruments and the new debt instruments constitute securities for U.S. federal income tax purposes. The term security is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. The test as to whether a debt instrument is a security involves an overall evaluation of the nature of the debt instrument, the extent of the investor’s proprietary interest in the issuer compared with the similarity of the debt instrument to a right to receive a cash payment and certain other considerations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with an initial term of less than five years are not likely to be considered securities. However, in some circumstances debt instruments with less than a five-year term have been considered securities and the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the holder’s possible equity participation in the issuer.  The Outstanding Notes and the New Notes may qualify as securities, and thus the exchange of the Outstanding Notes for the New Notes may qualify as a recapitalization. You should consult your tax advisor as to whether your Outstanding Notes and New Notes received in the Exchange constitute securities and whether the exchange of Outstanding Notes for New Notes qualifies as a recapitalization.

If the exchange of Outstanding Notes for New Notes qualifies as a recapitalization, generally you will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized, which is the excess of the issue price of the New Notes (discussed below) and the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest, discussed below) over your adjusted tax basis in the Outstanding Notes exchanged or (ii) the amount of cash that you receive (excluding amounts attributable to accrued and unpaid interest). Such gain generally will be capital gain, and will be long-term capital gain if your holding period for the Outstanding Notes is more than one year at the time of the exchange. Such gain generally will be treated as U.S. source gain for purposes of calculating your U.S. foreign tax credit limitation.

If the exchange of Outstanding Notes for New Notes qualifies as a recapitalization, your holding period for the New Notes received will include your holding period for the Outstanding Notes exchanged. Your initial tax basis in the New Notes will equal the adjusted tax basis of the Outstanding Notes immediately prior to the exchange, decreased by the amount of cash received (excluding amounts attributable to accrued and unpaid interest) and increased by the amount of gain, if any, that you recognize in respect of the exchange.

Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated as ordinary income for U.S. federal income tax purposes. Such interest generally will be treated as foreign source income and as “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Market Discount. If you hold Outstanding Notes acquired at a market discount, you generally will be required to treat a portion of any gain that you recognize on the exchange of such Outstanding Notes for New Notes and cash as ordinary income to the extent attributable to any accrued market discount that has not previously been included in income. Such market discount should be treated as foreign source income and as “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Non-Recapitalization

If the exchange of Outstanding Notes for New Notes is not treated as a recapitalization, you will recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and your adjusted tax basis in the Outstanding Notes. The amount realized will be the sum of the cash received (excluding amounts attributable to accrued and unpaid interest, discussed below) and the issue price of the New Notes (discussed below). Subject to the discussion under “Non-Recapitalization — Market Discount,” below, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Outstanding Notes is more than one year at the time of the exchange. The deductibility of capital losses is subject to limitations. Any gain or loss recognized on the exchange generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

If the exchange of Outstanding Notes for New Notes does not qualify as a recapitalization, your holding period for the New Notes will not include your holding period for the Outstanding Notes exchanged and will begin on the day after the exchange. Your initial tax basis in the New Notes will be the issue price of the New Notes on the date of the exchange.

Accrued and Unpaid Interest. Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated as ordinary income for U.S. federal income tax purposes. Such interest generally will be treated as foreign source income and as “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Market Discount. If you hold Outstanding Notes acquired at a market discount, you generally will be required to treat a portion of any gain that you recognize on the exchange of such Outstanding Notes for New Notes and cash as ordinary income to the extent attributable to any accrued market discount that has not previously been included in income. Such market discount should be treated as foreign source income and as “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Issue Price of the New Notes

The issue price of a debt instrument received in an exchange is dependent upon whether the debt instruments exchanged and the debt instruments received are publicly traded for U.S. federal income tax purposes. Debt instruments are considered to be publicly traded if they are traded on an established market during the 60-day period ending 30 days after the date they are issued, which in the case of an exchange is the date of the exchange. A debt instrument generally is considered to be traded on an established market if it is listed on a major securities exchange, appears on a quotation medium of general circulation or otherwise is readily quotable by dealers, brokers or traders. If the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes at the time of the exchange. If the New Notes are not publicly traded but the Outstanding Notes are publicly traded, the issue price of the New Notes generally will equal the fair market value of the Outstanding Notes at the time of the exchange. If neither the Outstanding Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal the stated principal amount of the New Notes assuming that the New Notes bear adequate stated interest for U.S. federal income tax purposes.

We expect that neither the New Notes nor the Outstanding Notes will be considered to be publicly traded under the rules described above. These rules are complex, however, and you should consult your tax advisor regarding the determination of the issue price of the New Notes.

Ownership of the New Notes

Stated Interest and Original Issue Discount on the New Notes

Payments of stated interest on a New Note, which will constitute “qualified stated interest” (as defined below), generally will be taxable as ordinary interest income at the time such interest accrues or is received, in accordance with your regular method of accounting for U.S. federal income tax purposes. Interest income earned by you generally will constitute foreign source income and “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Subject to a statutory de minimis exception, if, contrary to our expectation, the Outstanding Notes or the New Notes are publicly traded for U.S. federal income tax purposes, we expect that the issue price of a New Note would be less than its stated principal amount, and the New Note would have original issue discount (“OID”) for U.S. federal income tax purposes. The New Notes will not have OID if neither the New Notes nor the Outstanding Notes are publicly traded, assuming the New Notes bear adequate stated interest for U.S. federal income tax purposes. If the New Notes have OID, unless your New Notes have amortizable bond premium or acquisition premium (as described below under “Amortizable Bond Premium and Acquisition Premium”), you must include in income for each taxable year the daily portion of the OID that accrues on the New Note for each day during the taxable year on which you hold the New Note. Thus, if the New Notes are issued with OID, you will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable, regardless of your method of tax accounting. Under the OID rules, you will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase your tax basis in the New Note.

The daily portion of OID is determined by allocating to each day in any accrual period a pro rata portion of the OID that accrued during such period. Applicable Treasury Regulations permit you to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the accrual period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the New Note’s “adjusted issue price” at the beginning of the accrual period and the New Note’s “yield to maturity” less the amount of any “qualified stated interest” allocable to the accrual period. The adjusted issue price of each New Note at the start of any accrual period equals the sum of the issue price of such New Note and the aggregate amount of previously accrued OID, less any prior payments on the New Note other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates. The yield to maturity of the New Notes generally is the discount rate that, when applied to all payments to be made on the New Notes, produces a present value equal to the issue price of the New Notes.

Market Discount

If you acquired your Outstanding Notes (other than at original issue) with a market discount (generally acquired at a non-de minimis discount from the stated principal amount) and the exchange of Outstanding Notes for New Notes qualifies as a recapitalization (as discussed above), such New Notes received by you in exchange for Outstanding Notes will be treated as acquired at a market discount if the stated principal amount of the New Notes exceeds your adjusted tax basis for the New Notes by more than a de minimis amount. If the New Notes are issued with original issue discount, then the New Notes received in exchange for Outstanding Notes will be treated as having market discount only to the extent that the issue price of the New Notes exceeds your carryover tax basis in the New Notes. Market discount accrues in addition to any OID. In contrast to OID, a U.S. Holder is not required to include market discount in income periodically over the term of the New Notes before receipt of the cash or other payment attributable to such income. Instead, any principal payment on the New Notes, and any gain recognized upon the sale, exchange, retirement or other disposition of an exchange note is required to be treated as ordinary income to the extent of the accrued market discount that has not previously been included in income.

If you dispose of a New Note that has accrued market discount in a nonrecognition transaction in which you receive property the basis of which is determined in whole or in part by reference to the basis of the New Note (including a conversion of a New Note into common stock), the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property.

In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. You may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. You also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by you on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, your tax basis in the New Notes will be increased by the amount of market discount included in income. Unless you elect to include market discount in income as it accrues, you may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

Subject to a de minimis exception, if you hold Outstanding Notes that were acquired with market discount, you did not elect to include such market discount in income on a current basis, and the exchange of Outstanding Notes for New Notes qualifies as a recapitalization as described above, any accrued market discount on the Outstanding Notes not included in income generally will carry over to the New Notes.

Any market discount included in income as described above should be treated as foreign source income and as “passive category income” or, in the case of certain U.S. Holders, “general category income,” for U.S. foreign tax credit limitation purposes.

Amortizable Bond Premium and Acquisition Premium

If the exchange of Outstanding Notes for New Notes qualifies as a tax-free recapitalization and your tax basis in a New Note is greater than the issue price of the New Note, you generally will be considered to have acquisition premium, which will reduce the amount of any OID required to be included in income.

If your tax basis in a New Note is greater than the principal amount of the New Note, you generally will be considered to have bond premium, and will not be required to include any OID in income. You may elect to amortize the bond premium against interest payable on the New Note (to the extent the bond premium is not attributable to the conversion feature of the New Notes), and any bond premium in excess of any OID and interest may be deductible over the term of the New Notes. Any amount of amortized bond premium will decrease your tax basis in the New Note.

If you elect to amortize bond premium, the amount of bond premium allocable to each accrual period will be based on a constant yield to maturity over the period the New Note is held. Any such election applies to all taxable debt instruments held by you at the beginning of the first taxable year to which the election applies, and all taxable debt instruments acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, you must include in income the full amount of any stated interest as it accrues or is paid, and premium will not be taken into account until principal payments are received on the New Note or the New Note is sold or otherwise disposed of.

Sale, Exchange, or Other Disposition of the New Notes.

Except as provided below under “Conversion of New Notes into Shares of Common Stock” and “Conversion of New Notes into a Combination of Cash and Shares of Common Stock,” upon the sale, exchange, retirement or other taxable disposition of a New Note, you will recognize taxable gain or loss equal to the difference between your adjusted tax basis in the New Note and the amount of cash and the fair market value of any property you received upon such disposition (other than amounts attributable to accrued and unpaid interest, which will be taxed as ordinary interest income to the extent such interest has not been previously included in income). Your adjusted tax basis in a New Note will equal your initial tax basis in the New Note, increased by any OID and accrued market discount you have previously included in income, and decreased by any amortized bond premium. Such gain or loss generally will be U.S. source income for purposes of computing your foreign tax credit limitation. Under proposed Treasury Regulations, if we were to become a passive foreign investment company (which we are not currently), gain or loss realized on a disposition of a New Note would be treated for federal income tax purposes in the same manner as gain or loss realized upon the disposition of stock of a passive foreign investment company, and would be taxed as described below under “Passive Foreign Investment Company,” except that a you would not be able to make the mark-to-market election described under that heading as to the New Notes.

Conversion of New Notes into Shares of Common Stock

If you receive solely shares of common stock upon conversion of your New Notes, you generally will not recognize any gain or loss, except that cash you receive in lieu of a fractional share of shares of common stock will result in your recognition of capital gain or loss (equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the New Note that is allocable to the fractional share), and the value of any shares of common stock you receive that is attributable to accrued and unpaid interest on the New Note at the time of conversion will be taxed to you as ordinary interest income. The tax basis of the shares of common stock received upon a conversion (other than shares of common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the New Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). Your holding period for the shares of common stock received will include your holding period for the New Note converted, except that the holding period of any shares of common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

Conversion of New Notes into a Combination of Cash and Shares of Common Stock

Recapitalization. If you receive a combination of cash and shares of common stock upon conversion of your New Notes, such conversion may be treated for U.S. federal income tax purposes as a recapitalization. If such conversion is treated as a recapitalization, you will recognize gain, but not loss, equal to the excess of the fair market value of the cash and shares of common stock received (other than cash attributable to accrued interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the New Note immediately prior to the conversion (excluding the portion of such tax basis that is allocable to any fractional share), but in no event should the gain you recognize exceed the amount of cash you receive (less any cash attributable to accrued interest). The amount of gain or loss you recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the New Note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion (other than shares of common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the New Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for your shares of common stock will include the period during which you held the New Notes, except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after the date of receipt.

Non-Recapitalization. Alternatively, if the conversion of a New Note into cash and shares of common stock is not treated as a recapitalization (for example, if the New Notes were not securities for U.S. federal income tax purposes), such conversion might be treated in part as a redemption of your New Note for cash and in part as a conversion of your New Note into shares of common stock. In that event, the cash payment received by you generally would be treated as proceeds from the sale of a portion of the New Note and taxed in the manner described under “Sale, Exchange or Other Disposition of New Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the shares of common stock you received would be treated as having been received upon a conversion of the New Note, which generally would not be taxable to you, except to the extent of any shares of common stock received with respect to accrued interest. In such case, your tax basis in the New Note immediately prior to the conversion would generally be allocated pro rata among the shares of common stock received, the fractional share that is treated as sold for cash and the portion of the New Note that is treated as sold for cash. Your holding period for the shares of common stock received in the conversion would include your holding period for the New Notes, except that the holding period of any shares of common stock received with respect to accrued interest would commence on the day after the date of receipt.

You are urged to consult your tax advisor regarding the tax treatment of the receipt of cash and shares of common stock in exchange for New Notes upon conversion.

Constructive Distributions on the New Notes

The conversion rate of the New Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the New Notes, however, generally will not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the New Notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any such deemed distribution would be taxed to you in the same manner as an actual distribution on our stock. (See “Taxation of Distributions on Shares of Class A Common Stock” below.) In certain circumstances, the failure to adjust the conversion rate under the indenture may result in a taxable distribution to holders of shares of our Class A common stock.

Ownership of Common Stock

Taxation of Distributions on Shares of Class A Common Stock

If we make any distributions on our Class A common stock after a conversion (other than certain pro rata distributions of shares of Class A common stock), you generally will be required to include the amount of such distribution in gross income as a taxable dividend to the extent such distribution is paid from our current or accumulated earnings and profits as determined applying U.S. federal income tax principles. Subject to the rules described below under “Passive Foreign Investment Company,” distributions in excess of our earnings and profits generally will first be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your shares of Class A common stock, and then as gain from the sale or exchange of a capital asset. The amount of the dividend generally will be treated as foreign source passive income for U.S. foreign tax credit limitation purposes. The dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.

Sale, Exchange or Redemption of Shares of Class A Common Stock

Upon the sale, exchange, redemption or other taxable disposition of any shares of our Class A common stock, you generally will recognize capital gain or loss (subject to the rules discussed below under “Passive Foreign Investment Company”) equal to the difference between the amount of cash and the fair market value of any property you received upon such disposition and your adjusted tax basis in such shares. Such capital gain or loss will be treated as U.S.-source gain or loss for purposes of computing your U.S. foreign tax credit limitation, and will be long-term capital gain or loss if your holding period in the shares (which, other than for stock attributable to accrued but unpaid interest, include your holding period in the New Notes converted into such shares) is more than one year, and otherwise will be short-term capital gain or loss.

Passive Foreign Investment Company

We believe that we will not be classified as a “passive foreign investment company” (“PFIC”) under U.S. tax laws for the current year and we expect to operate in a manner as to not become a PFIC in the future. We will be classified as a PFIC as to you if, for any of our taxable years during which you own New Notes or shares of Class A common stock, either 75% or more of our annual gross income is passive income, or 50% or more of the average quarterly value of our assets produce or are held for the production of passive income. Passive income for purposes of the PFIC rules generally includes dividends, interest and other types of investment income. In applying the income and asset tests, we will be treated as receiving a proportionate share of the income and as owning a proportionate share of the assets of each foreign corporation in which we own 25% or more in value of the stock.

If we become a PFIC at any time while you hold New Notes or shares of Class A common stock, then, unless you make a special tax election (described below) for the year in which we become a PFIC (or unless your New Notes or shares of Class A common stock are otherwise required to be marked-to-market for U.S. federal income tax purposes), you will be subject to special rules generally intended to eliminate any benefits from the deferral of U.S. federal income tax that you might otherwise derive from investing in a foreign corporation that does not distribute all of its earnings on a current basis. Upon a disposition of shares of our Class A common stock or, under proposed Treasury Regulations, upon a disposition of New Notes, any gain recognized by you would be allocated ratably over your holding period for shares of our Class A common stock or the New Notes. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be taxed to you at the highest tax rate in effect for such year, and an interest charge would be imposed on your resulting tax liability allocated to such taxable year. Further, any distributions in respect of shares of our Class A common stock in excess of 125 percent of the average of the annual distributions received by you during the preceding three years or your holding period in shares of our Class A common stock, whichever is shorter, would be subject to taxation as described above with respect to the sale or other disposition of shares of Class A common stock.

If you own shares of Class A common stock in the year (if any) in which we become a PFIC, then you would be eligible to make a mark-to-market election, provided that shares of our common stock continues to trade on the NASDAQ. However, this election would not be available with respect to the New Notes. If you were to make the mark-to-market election, you would include each year, as ordinary income, the excess, if any, of the fair market value of your shares of Class A common stock at the end of the taxable year over your adjusted tax basis, and would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in your shares of Class A common stock over the fair market value of your shares of Class A common stock at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).

Your tax basis in your shares of Class A common stock would be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of your shares of Class A common stock would be treated as ordinary income.

You are urged to consult your tax advisor concerning the potential application of the PFIC rules, including the availability and consequences of making the elections discussed above.

Backup Withholding and Information Reporting

Unless you are an “exempt recipient” (generally, corporations and certain other persons who, when required, demonstrate their exempt status), you generally will be subject to information reporting with respect to payments of principal and interest (including OID) on the New Notes, payments of dividends (if any) on shares of our Class A common stock and proceeds from the sale, exchange or other disposition of the New Notes or shares of our Class A common stock. You will also be subject to backup withholding on such payments at the applicable statutory rate (currently, 28%) if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against your regular U.S. federal income tax liability or refunded by the IRS. You should consult your tax advisor regarding the application of these rules.

NON-U.S. HOLDERS

The following is a summary of certain U.S. federal tax consequences that generally will apply to you if you are a Non-U.S. Holder.

The Exchange

Any gain realized by you on the exchange of Outstanding Notes for New Notes generally will not be subject to U.S. federal income tax, except to the extent such gain is described in clause (i) or (ii) under “Income and Gain on the New Notes and Shares of Class A Common Stock” below.

Any amounts that you receive that are attributable to accrued and unpaid interest on the Outstanding Notes will be treated in the same manner as interest paid on the New Notes, as described below under “Income and Gain on the New Notes and Shares of Class A Common Stock.”

Income and Gain on the New Notes and Shares of Class A Common Stock

If you are a Non-U.S. Holder, subject to the discussion below under “Backup Withholding and Information Reporting,” you generally will not be subject to U.S. federal income or withholding tax on interest (including OID) paid on the New Notes, dividends (if any) paid on shares of Class A common stock into which New Notes have been converted or gain upon the disposition of New Notes or shares of Class A common stock, unless:  (i) the income or gain is effectively connected with your conduct of a trade or business (and, if provided by an applicable income tax treaty, such income or gain is attributable to a U.S. permanent establishment or fixed base attributable to you), in which case such income or gain would be subject to regular U.S. income tax in the same manner as if such income or gain were realized by a U.S. Holder, and if you are a corporation for U.S. federal income tax purposes, such income or gain may also be subject to a branch profits tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty; or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, such gain (but not such interest or dividend income), which may be offset by U.S. source capital losses, would be subject to a flat 30% tax even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting

If you hold your New Notes or shares of Class A common stock into which New Notes have been converted through a non-U.S. office of a non-U.S. related broker or financial institution, then information reporting and backup withholding generally will not be required. Information reporting, and possibly backup withholding, may apply if you hold your New Notes or shares of Class A common stock through a U.S. or U.S.-related broker or financial institution or a U.S. office of a non-U.S. broker or financial institution and you fail to provide appropriate identifying information. You are urged to consult your tax advisor regarding the application of these rules.

EXHIBIT B
[WIRE AND DTC INSTRUCTIONS BY HOLDER]

EXHIBIT C
[FORM OF INDENTURE GOVERNING THE NEW NOTES]

SCHEDULE I

Terms of Exchange

Principal amount of Old Notes to be exchanged: $[●]

Interest1

Additional cash: $[●] [per $1,000 principal amount of Old Notes]

Total additional cash: $[●] [for the aggregate principal amount of Old Notes to be exchanged]

Cash amounts shall be payable to the Holder on or promptly after the Closing Date in accordance with the wire instructions of the Holder set forth in Exhibit B hereto.

______________________

1 The Company shall pay accrued and unpaid interest on the Old Notes to be exchanged from and including September 15, 2010 to, but excluding, the Closing Date.